Exhibit 10.7
EXECUTIVE EMPLOYMENT AGREEMENT
     This EXECUTIVE EMPLOYMENT AGREEMENT is effective as of July 1, 2003, by and between Netgroupie, a California corporation (“Company”), and Janak Vibhakar, an individual (“Executive”). In consideration of the mutual covenants, terms and conditions hereinafter contained, and for other good and valuable consideration, the parties hereby agree as follows:
     1. Term of Employment. Company hereby employs Executive and Executive hereby accepts such employment for the period commencing on July 1, 2003 (the “Commencement Date”) and terminating on the sixth (6th) anniversary of the Commencement Date, unless sooner terminated as provided in this Agreement (the “Employment Term”).
     2. Duties. Executive shall perform all the duties and obligations of President of the Company. Executive shall perform the services contemplated herein faithfully, diligently, to the best of his ability and in the best interests of Company. Executive shall devote substantially all his business time and efforts to the rendition of such services to Company and related entities and property. Executive shall at all times perform such services in material compliance with, and to the extent of his authority, shall ensure that Company is in material compliance with, any and all laws, rules and regulations applicable to Company of which Executive is aware. Executive shall, at all times during the Employment Term, in all material respects adhere to and obey any and all written internal rules and regulations governing the conduct of Company’s employees, as established or modified from time to time; provided, however, in the event of any conflict between the provisions of this Agreement and any such rules or regulations, the provisions of this Agreement shall control.
     3. Compensation.
          a. Base Salary. In consideration for Executive’s services hereunder, Company shall pay Executive a monthly base salary of Twenty Four Thousand Dollars ($24,000) during the first twelve (12) months of the Employment Term (the “Base Salary”). Thereafter, effective upon the first day of each subsequent anniversary of the Employment Term, the Base Salary shall be increased by five percent (5%) over the Base Salary during the previous year. “Base Salary” shall refer to the Base Salary after giving affect to any salary increases. Payment shall be made in accordance with Company’s regular payroll schedule from time to time (less any deductions required for Social Security, state, federal and local withholding taxes, and any other authorized or mandated withholdings).
          b. Deferred Compensation. Notwithstanding anything contained in Section 3(a) to the contrary, any Base Salary which is not paid in accordance with Company’s regular payroll schedule shall accrue and Company shall defer payment of any unpaid Base Salary (“Deferred Compensation”) in accordance with the following terms: (i) fifty percent (50%) of the Deferred Compensation shall be payable upon the Company’s receipt of gross revenues, computed in accordance with generally accepted accounting principles, applied consistently with past periods, together with any financing by the Company calculated from the Commencement Date (collectively, “Gross Proceeds”) equal to or greater than Five Million Dollars ($5,000,000); and (ii) fifty percent (50%) of the Deferred Compensation shall be payable upon the Company’s receipt of Gross Proceeds equal to or greater than Ten Million Dollars

($10,000,000). The Company shall record the Deferred Compensation on its books as deferred compensation potentially owing to Executive. Company and Executive agree that, as of the Commencement Date, Executive has accrued Deferred Compensation equal to Three Hundred Sixty Thousand Dollars ($360,000), based on fifteen (15) months of accrued Base Salary prior to the Commencement Date.
          c. Bonus. In addition to any Base Salary, Company will pay , Executive a bonus (“Bonus”), equal to:
               (i) Videocassette/DVD Distribution. $0.10 for each video cassette, disc or DVD sold;
               (ii) Domestic Cable & Satellite Distribution. $0.02 for each new subscriber added to any channel distributing NGTV or programming released by the Company, plus 2% of all gross revenues, computed in accordance with generally accepted accounting principles, applied consistently with past periods, from domestic cable, satellite, pay-per-view, or any other similar distribution channels; and
               (iii) Ancillary Revenues. 2% of all gross revenues, not included in Section 3(c)(i) or 3(c)(ii), including but not limited to revenues derived from licensing, merchandising and sponsorships.
          d. Bonus Payments. At a reasonable time following the end of each calendar year during the Employment Term, but no later than March 31 of the applicable year, Company shall pay Executive any Bonus accrued during the prior calendar year. Notwithstanding anything contained in Section 3(c) to the contrary, Executive’s Bonus shall accrue and Company shall defer payment of the Bonus until such time that the Gross Proceeds of the Company, and any subsidiaries, are equal to or exceed Fifteen Million Dollars ($15,000,000). In addition, any Bonus amounts in excess of 2% of the Gross Proceeds shall accrue and Company shall defer payment of the Bonus until the following calendar year. Any amounts due and not paid in the following calendar year shall be deemed a “Deferred Bonus.” The Company shall record the Deferred Bonus on its books as deferred compensation potentially owing to Executive.
          e. Sale of Company. In the event of a merger, consolidation, liquidation, dissolution or winding up of the Company, the sale of all or substantially all of the Company’s assets, or a repurchase of any common or preferred stock (collectively a “Material Event”), Company will pay Executive:
               (i) a management fee equal to 1.0% of any gross proceeds derived from any of the foregoing transactions based on a valuation of the Company up to Thirty Million Dollars ($30,000,000), plus 2% of any gross proceeds derived from any of the foregoing transactions based on a valuation of the Company equal to or greater than Thirty Million Dollars ($30,000,000); and
               (ii) all amounts of compensation owing to Executive, including but not limited to, Deferred Compensation and Deferred Bonus, each of which shall be calculated and pro-rated for any partial calendar year. All such amounts will be considered senior debt, and payable prior to any other distributions.

          f. Restricted Stock. As additional consideration for Executive’s services hereunder, Company will sell to Executive, and Executive will purchase from Company, 7,500,000 shares of the Company’s common stock, no par value (the “Common Stock”), for a purchase price of $750. Executive and Company will negotiate in good faith a stock purchase agreement within customary parameters.
     4. Benefits. Company shall provide Executive with the following benefits during the Employment Term:
          a. Participation in Benefits Plans. Executive shall be entitled to participate in all executive welfare and health benefit plans and other employee benefit plans, including without limitation, pension plans, established by Company from time to time for the benefit of all executives of Company. Executive shall be required to comply with the conditions attendant to coverage by such plans and shall comply with and be entitled to benefits only in accordance with the terms and conditions of such plans as they may be amended from time to time. Nothing herein contained shall be construed as requiring Company to establish or continue any particular benefit plan in discharge of its obligations under this Agreement.
          b. Vacation. Executive shall be entitled to not less than four (4) weeks of paid vacation each year of the Employment Term. Executive’s vacation shall be exercised pursuant to Company’ usual policies applicable to executives of Company.
          c. Personal Days. Executive shall be entitled to not less than five (5) personal days each year of the Employment Term. Executive’s personal days shall be exercised pursuant to Company’ usual policies applicable to executives of Company.
          d. Reimbursement for Expenses. Company shall reimburse Executive for reasonable and necessary business and entertainment expenses incurred by him in connection with the performance of his duties hereunder including, without limitation, expenses for business development, travel, meals and accommodations and related expenditures in accordance with Company policies as amended from time to time. Executive shall submit to Company periodic statements of all expenses so incurred. Subject to such audits as Company may deem necessary, Company shall reimburse Executive the full amount of any such expenses advanced by him in the ordinary course of business. Any and all frequent flyer miles accrued by Executive for travel in connection with Executive’s employment with Company shall be used at the sole discretion of Executive.
     5. Termination of Employment.
          a. Termination for Cause. Company may terminate Executive’s employment upon the occurrence of any one or more of the following events, which events shall be deemed termination for cause:
               (i) Willful Breach. If Executive (X) willfully commits a material breach of this Agreement or (Y) a material breach of any fiduciary duties owed to Company.
               (ii) Wrongful Acts. If Executive is (X) convicted of a felony or any other serious crime, (Y) commits fraud, or (Z) is guilty of gross negligence in the operation of Company.

               (iii) Disability. If Executive is physically or mentally disabled from the performance of a material portion of his duties for a continuous period of ninety (90) days or greater, provided, however, that if Executive’s disability is the result of a serious health condition as defined by the federal Family and Medical Leave Act (or its California equivalent) (“FMLA”), Executive’s employment shall not be terminated during any period of FMLA-qualifying leave except as permitted by the FMLA. If there should be a dispute between Company and Executive as to Executive’s physical or mental disability for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable physician or psychiatrist agreed upon by the parties or their representatives, or if the parties cannot agree within ten (10) days after a request for designation of such party, then a physician or psychiatrist designated by the Los Angeles County Medical Association. The certification of such physician or psychiatrist as to the questioned dispute shall be final and binding upon the parties.
          b. Termination Without Cause. Company may terminate Executive’s employment under this Agreement at any time without cause upon the vote or written consent of 2/3 of the vote of the members of the Board of Directors.
          c. Effectiveness on Notice. Any termination under this Section 5 shall be effective upon receipt of notice by Executive of such termination or upon such other later date as may be specified by Company in the notice (“Termination Date”).
          d. Effect of Termination.
               (i) Payment of Salary and Expense upon Termination. If the Employment Term is terminated for any reason, all benefits provided to Executive by Company hereunder shall thereupon cease and Company shall pay or cause to be paid to Executive all accrued but unpaid compensation, including all Deferred Compensation and Deferred Bonus, vacation benefits and unless the termination is pursuant to Section 5(a)(i)(Y) or Section 5(a)(ii), a prorated portion of any Bonus paid to Executive for the preceding calendar year. In addition, Company will promptly reimburse Executive all unpaid expenses incurred prior to the Termination Date.
               (ii) Termination Without Cause. If Company terminates Executive without cause or the Employment Term is terminated due to Executive’s death or disability, in addition to all amounts owing to Executive, including but not limited to any Deferred Compensation and Deferred Bonus, Company shall pay Executive the Base Salary for the remainder of the Employment Term, including annual increases, and an amount equal to the Bonus payments which would accrue to Executive if the Employment Term was not terminated., subject to required deductions for Social Security, state, federal and local withholding taxes, and any other authorized or mandated withholdings.
               (iii) Additional Rights of Executive Upon Termination. If the Employment Term is terminated by either party for any reason, Executive or Executive’s estate or successor in interest, by written notice to Company within 180 days from the date of Termination (“Repurchase Notice”), shall have the right to require that Company purchase Executive’s vested shares of Common Stock in Company (the “Vested Shares”) at fair market value. If the parties cannot agree on the fair market value of the Vested Shares within thirty (30) from the date of the Repurchase Notice, then the Company and Executive shall designate a mutually agreeable independent third party to determine the fair market value. If the parties cannot agree on such independent third party within ten (10) days, then Executive and Company shall each designate an independent Certified Public Accountant, at their sole cost, to determine the fair market value of the Vested Shares; the fair market value of the Vested Shares shall be deemed the average of the fair market values submitted by each independent Certified Public Accountant.
     6. Credit. Company will accord Executive an individual executive producing credit or an individual producer credit on all programming acquired, released or distributed during the Employment Term (“Program”). Such credit shall be displayed:
          a. In the main titles of the Program, if any other individual is credited as a producer in the main titles, otherwise after the titles, in the same grouping as other producers and on a separate card which may be shared with other executive producers in the main titles, in a size of type which is not less than 50% of the size of type used to display the title of the Program, but in no event in a size of type smaller than the size of type used to display the credits for any other producer or executive producer. Artist’s credit on screen shall be subject to customary industry parameters and the requirements of the domestic and international distributors of the Program.
          b. In the billing block portion of all paid advertising, including but not limited to trailers, billboards or other outdoor advertising, radio and television advertising, group, list or special advertisements, commercial tie-ups or by-products and video and DVD packaging, issued by Company or under Company’s control, after the title of the Program a size of type which is not less than a size of type smaller than the size of type used to display the credits for any other producer or executive producer of the Program.
     7. Confidential Information. In the performance of his duties, Executive may have access to confidential records, including, but not limited to, development, marketing, organizational, financial, managerial, administrative, manufacturing, productions, distribution and sales information, data, specifications and processes presently owned or at any time hereafter developed, by Company, or its agents or consultants, or used presently or at any time hereafter in the course of its business that it is not otherwise part of the public domain (collectively, “Confidential Material”). All such Confidential Material is considered secret and is disclosed to Executive in confidence. Executive acknowledges that the Confidential Material constitutes proprietary information of Company which draws independent economic value, actual or potential, from not being generally known to the public or to other persons who could obtain economic value from its disclosure or use, and that Company has taken efforts reasonable under the circumstances, of which this Section 7 is an example, to maintain its secrecy. Except in the performance of his duties to Company, Executive shall not, directly or indirectly for any reason whatsoever, disclose, divulge, communicate, use or otherwise disclose any such Confidential Material, unless such Confidential Material ceases to be confidential because it has become part of the public domain (not due to a breach by Executive of his obligations hereunder). Executive shall also take all reasonable actions appropriate to maintain the secrecy of all Confidential Information. All records, lists, memoranda, correspondence, reports, manuals, files, drawings, documents, equipment and other tangible items (including computer software), wherever located, relating in any way to the Confidential Material or otherwise to Company’s business, which Executive shall prepare, use or encounter, shall be and remain Company’s sole and exclusive property and shall be included in the Confidential Material. Upon termination of this Agreement, or whenever requested by Company, Executive shall promptly deliver to Company any and all of the Confidential Material, not previously delivered to Company, that may be, or at any previous time has been, in the possession or under the control of Executive.
     8. Assignment of Intellectual Property Rights. Any ideas, processes, know-how, copyrightable works, maskworks, trade or service marks, trade secrets, inventions, developments, discoveries, improvements and other matters related to the business of Company that may be protected by intellectual property rights, that are the results of Executive’s efforts while performing services on behalf of Company, during the Employment Term (collectively, “Executive Work Product”), whether conceived or developed alone or with others, and whether or not conceived during the regular working hours of Company, shall be deemed works made for hire and are the property of Company. In the event that for whatever reason such Executive Work Product shall not be deemed a work made for hire, Executive agrees that such Executive Work Product shall become the sole and exclusive property of Company, and Executive hereby assigns to Company his entire right, title and interest in and to each and every patent, copyright, trade or service mark (including any attendant goodwill), trade secret or other intellectual property right embodied in Executive Work Product. Company shall also have the right, in its sole discretion, to keep any and all of Executive Work Products as Company’s Confidential Material. The foregoing work made for hire and assignment provisions are and shall be in consideration of this agreement of employment by Company, and no further consideration is or shall be provided to Executive by Company with respect to these provisions. Executive agrees to execute any assignment documents Company may require confirming Company’s ownership of any of Executive Work Product. Executive also waives any and all moral rights with respect to any such works, including without limitation any and all rights of identification of authorship and/or rights of approval, restriction or limitation any use or subsequent modifications.
     9. Covenant Not to Compete; Non-Solicitation.
          a. During the Employment Term and for a period of one (1) year thereafter, Executive shall not, directly or indirectly, engage or participate in, prepare or set up, assist or have any interest in any person, partnership, corporation, firm, association, or other business organization, entity or enterprise (whether as an employee, officer, director, agent, security holder, creditor, consultant or otherwise) that engages in any activity, which is the same as, similar to, or competitive with any activity engaged in by Company or in any way relating to the business conducted by Company.
          b. During the Employment Term and for a period of one (1) year thereafter, Executive shall not, for himself or on behalf of any other person, business, principal, or entity, directly or indirectly: (i) call on or solicit any customer or client of Company to withdraw, curtail, or divert any of its business from Company; (ii) call on or solicit any of Company’ customers or clients for the purpose of providing the customer or client any proprietary information or any other customer information that relates to Company’ business or services; or (iii) take away, divert, or cause to withdraw any customer or client of Company for whom Executive provided services or with whom Executive has become acquainted during the Employment Term. In addition, during the Employment Term and for a period of one (1) year thereafter, Executive shall not, for himself or on behalf of any other person, business, principal, or entity, directly or indirectly solicit any of Company’ employees for a competing business or induce or attempt to induce any of Company’ employees to terminate their employment with Company.

          c. It is the desire and intent of the parties that the provisions of this Section 9 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this Section 9 shall be adjudicated to be invalid or unenforceable, this Section 9 shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this Section in the particular jurisdiction in which such adjudication is made.
          d. Nothing in this Section 9 shall reduce or abrogate Executive’s obligations during the Employment Term. Notwithstanding anything contained herein to the contrary, this Section 9 shall be of no force and effect if Executive is terminated pursuant to Section 5(b) (Termination Without Cause).
     10. Remedies. If there is a breach or threatened breach of the provisions of Section 9 of this Agreement, Company shall be entitled to seek an injunction to restrain Executive from such breach. Nothing herein shall be construed as prohibiting Company from pursuing any other remedies for such breach or threatened breach. Executive agrees that the restrictions in this Agreement are reasonable and necessary to protect the goodwill of Company. If any of the covenants set forth therein are deemed to be invalid or unenforceable based upon the duration or otherwise, the parties contemplate that such provision shall be modified to make them enforceable to the fullest extent permitted by law.
     11. Miscellaneous.
          a. Entire Agreement; Modification. This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth otherwise herein. This Agreement supersedes any and all prior agreements, written or oral, between Executive and Company. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.
          b. Severable Provisions. The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions of the Agreement shall nevertheless be binding and enforceable.
          c. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California.
          d. Withholding. Company may withhold from any salary, bonuses, or other benefits payable to Executive all federal, state, local, and other taxes and other amounts as permitted or required by law, rule, or regulation.
          e. Notices. All notices and other communications under this Agreement shall be in writing and mailed, telecopied, or delivered by hand or by a nationally recognized courier service guaranteeing overnight delivery to a party, if to the Company, at its principal executive offices with a copy to Richardson & Patel LLP, 10900 Wilshire Boulevard, Suite 500, Los Angeles, California 90024, Attention Addison Adams, Esq., and if to Executive at the Executive’s residence listed on file with the Company (or to such other address as such party may have specified by notice given to the other party pursuant to this provision). All such notices and communications shall, when mailed, telecopied, or delivered, be effective three days after deposit in the United States mail, telecopied with confirmation of receipt, or delivered by hand to the addressee or one day after delivery to the courier service.
          f. Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.
          g. Attorneys’ Fees – Prevailing Party. If any party brings an action in connection with the preservation of rights under this Agreement, or the enforcement of, or breach or threatened breach of any term or covenant of this Agreement, then to the extent permitted by law, the prevailing party shall be entitled to recover from the other party his or its reasonable attorneys’ fees and expenses incurred therefor.
     IN WITNESS WHEREOF, this Employment Agreement is executed as of the day and year first above written.

“Executive”	“Company”
NETGROUPIE

/s/ Janak Vibhakar JANAK VIBHAKAR	By: /s/ Kourosh Taj Name: Kourosh Taj
Title: Chief Financial Officer

FIRST AMENDMENT TO
JANAK VIBHAKAR
EMPLOYMENT AGREEMENT
     This First Amendment, dated as of February 12, 2004, is made by and between NGTV, a California corporation (“Company”), and Janak Vibhakar, an individual (“Executive”).
     WHEREAS, the parties hereto entered into an Executive Employment Agreement (“Agreement”), dated as of July 1, 2003; and
     WHEREAS, the parties have agreed to make certain modifications to the Agreement upon the terms and conditions set forth herein.
     NOW, THEREFORE, for and in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.	The first sentence of Section 2 of the Agreement is deleted in its entirety and replaced with the following:
“Executive shall perform all the duties and obligations of Co-President of the Company.”
2.	Section 3(c)(ii) of the Agreement is deleted in its entirety and replaced with the following:
“Domestic Cable & Satellite Distribution. (a) A distribution fee, computed as a one-time charge of $0.02 for each new addressable subscriber of NGTV programming on U.S. domestic cable and satellite distribution; the addressable universe will be certified by the specific platform providers; plus (b) 2% of all net operating revenues computed in accordance with generally accepted accounting principles. For purposes of this paragraph, net operating revenues shall mean the license fees and revenues derived from contracts with cable and satellite operators for NGTV programming, less direct cost of sales, meaning any direct expenses paid to unrelated third parties and other marginal expenses incurred for said revenues computed in accordance with generally accepted accounting principles. Indirect costs and overhead, including salaries, shall be excluded from this definition.”
3.	Section 3(c)(iii) of the Agreement is deleted in its entirety and replaced with the following:
“Ancillary Revenues. 2% of all net operating revenues derived from licensing, merchandising and sponsorships computed in accordance with generally accepted accounting principles. For the purposes of this paragraph, net operating revenues shall mean revenues derived from sponsorships, licensing and merchandising, less the direct cost of such revenues, meaning any direct expenses paid to unrelated third parties and other marginal expenses incurred for said revenues computed in accordance with generally accepted accounting principles. Indirect costs and overhead shall be excluded from this definition.”
4.	The third sentence of Section 3(d) of the Agreement is deleted in its entirety and replaced with the following:
“In addition, any Bonus amounts in excess of 1% of the Gross Proceeds shall accrue and Company shall defer payment of the Bonus until the following calendar year.”
5.	Section 3(e)(i) of the Agreement is deleted in its entirety and replaced with the following:
“provided that the gross proceeds per share from any of the foregoing transactions is equal to or exceeds two times $0.305 per share of common stock, as adjusted for stock splits, stock combinations, stock dividends and the like, a management fee equal to 1.0% of any gross proceeds derived from any of the foregoing transactions.”
6.	The following clause in the first sentence of Section 5(d)(ii) is deleted in its entirety:
“or the Employment Term is terminated due to Executive’s death or disability,”
     Except as modified herein, all other terms and conditions of the Agreement shall remain in effect and the parties hereby ratify and confirm same. All capitalized terms used herein shall have the same meaning as set forth in the Agreement.
     IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first above written.

“Executive”	“Company”
NGTV

/s/ Janak Vibhakar	By: /s/ Kourosh Taj
JANAK VIBHAKAR	Name: Kourosh Taj
Title: Chief Executive Officer

SECOND AMENDMENT TO
JAY VIR
EMPLOYMENT AGREEMENT
     This Second Amendment, dated as of April 10, 2006, is made by and between NGTV, a California corporation (“Company”), and Jay Vir, an individual (“Executive”).
     WHEREAS, the parties hereto entered into an Executive Employment Agreement dated as of July 1, 2003; and entered into a First Amendment to the Executive Employment Agreement, dated, February 12, 2004 (collectively, the “Agreement”)
     WHEREAS, the parties have agreed to make certain modifications to the Agreement upon the terms and conditions set forth herein.
     NOW, THEREFORE, for and in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.     Section 2 of the Agreement is deleted in its entirety and replaced with the following:
     “Position and Responsibilities. The Executive agrees to serve as the Co-President and Secretary of the Company. The Executive shall be an executive officer of the Company. The Executive shall perform all the duties and obligations of Co-President and executive officer of the Company. The Executive agrees to devote all of his business time and efforts to the performance of his duties hereunder. The Executive shall perform the services contemplated herein faithfully, diligently, to the best of his ability and in the best interests of the Company. The Executive shall report to the CEO on all matters, except, on certain matters (“Certain Matters”) as stipulated below, where he shall have final control, authority and responsibility, and, report directly to the Board of Directors of the Company (the “Board of Directors”). Certain Matters are (1) business model (2) licensing transactions, excluding, US cable and satellite distribution, and, (3) brand and intellectual properties, excluding creative control matters. For Certain Matters, the Executive shall at all times report to, and his activities shall at all times be subject to the direction and control of the Board of Directors, and the Executive shall exercise such powers and comply with and perform, faithfully and to the best of his ability, such directions and duties in relation to the business and affairs of the Company as may from time to time be vested in or requested of him. The Executive and all other current executive officers, including the Chief Financial Officer, and, excluding the Chief Executive Officer (collectively referred to as “Senior Management”) shall report directly to the Chief Executive Officer. All other executives, employees and consultants shall report directly or indirectly to Senior Management. The Executive shall not engage in any other business activity, whether or not for profit, other than passive investments, that may conflict with the Executive’s duties under this Agreement. The Executive shall generally perform his duties and conduct his business at the principal offices of the Company in Beverly Hills, California.”

2.     A new section 3 (g) is added to the Agreement with the following:
     “(g)     Effect of Section 2 Breach.
               The Executive shall give notice to the Board of Directors in writing specifying in detail the nature of the Section 2 breach. Upon receipt of such written notice, the Board of Directors shall be provided 15 days to investigate and cure the alleged breach. In the event the Board of Directors fails to respond within fifteen days, or fails to adequately address Executive’s notice of breach, then Executive’s Base Salary shall be increased by 200%, effective the date of the notice of Section 2 Violation thru the end of the Employment Term.”
     Except as modified herein, all other terms and conditions of the Agreement shall remain in effect and the parties hereby ratify and confirm same. All capitalized terms used herein shall have the same meaning as set forth in the Agreement.
IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first above written.

“Executive”	“Company”
NGTV

/s/ Jay Vir	By: /s/ Richard David

Name: Richard David
Title: Chief Financial Officer